Exhibit 99.1

Floor 20th, Hanjia international Building, No.8 Dangui Street, Shangcheng District, Hangzhou, Zhejiang, China
Tel: +86-571-85862509

April 12, 2023

Green Giant Inc.

Xinghan Road, 19th Floor, Hanzhong City

Shaanxi Province, PRC 723000

Re: Legal Opinion Regarding Certain PRC Law Matters

To whom it may concern,

Zhejiang Taihang Law Firm (“We”), a qualified law firm of the People’s Republic of China (the “PRC”, for the purpose of issuing this opinion, excluding Taiwan) is asked by Green Giant Inc., a company incorporated in Florida and listed on Nasdaq Capital Market (the “Company”), as its PRC legal counsel, to provide legal opinions on whether the Company or the Group Companies (as defined below) need to obtain certain approvals or permissions from the China Securities Regulatory Commission (the “CSRC”) and the Cyberspace Administration of China (the “CAC”) according to current effective PRC laws, as the Company is conducting its business in PRC through its subsidiary listed on Schedule I hereto (the “PRC Subsidiary”) and certain variable interest entity listed on Schedule II hereto (the “VIE”, together with PRC Subsidiary, the “PRC Entities”) under the contractual arrangements according to a series of controlling agreements listed on Schedule III hereto (the “VIE Contracts”), which were entered into by Shaanxi HGS Management Consulting Co., Ltd.(陕西汉广厦管理咨询有限公司, “Shaanxi HGS” or the “WFOE”) and Shaanxi Guangsha Investment and Development Group Co., Ltd. (陕西广厦投资发展集团有限公司, “Guangsha”). The Company and PRC Entities are collectively referred herein as the “Group Companies”. Therefore, we hereby issue this opinion letter (this “Letter”).

A. Documents and Assumptions:

In rendering this opinion, we have made the following assumptions:

(a)	the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to the originals of those documents submitted to us as copies;

(b)	in response to our due diligence inquiries, requests and investigation for the purpose of this opinion, all the relevant information and materials that have been provided to us by the Company and the PRC Entities, including all factual statements in the documents and all other factual information provided to us by the Company and the PRC Entities, and the statements made by the Company, the PRC Entities and relevant government officials, are true, accurate, complete and not misleading, and that the Company has not withheld anything that, if disclosed to us, would reasonably cause us to alter this opinion in whole or in part. Where important facts were not independently established to us, we have relied upon certificates issued by governmental authorities and appropriate representatives of the Company and/or other relevant entities and/or upon representations made by such persons in the course of our inquiry and consultation;

(c)	that all parties to the documents provided to us in connection with this opinion, other than the PRC Entities, have the requisite power and authority to enter into, and have duly executed, delivered and/or issued those documents to which they are parties, and have the requisite power and authority to perform their obligations thereunder; and

(d)	with respect to all parties, the due compliance with, and the legality, validity, effectiveness and enforceability under, all laws other than the laws of the PRC.

Floor 20th, Hanjia international Building, No.8 Dangui Street, Shangcheng District, Hangzhou, Zhejiang, China
Tel: +86-571-85862509

B. Relevant Laws and Opinions

Based on the foregoing and subject to the qualifications set out below, we are of the opinion that:

(1)	Regulations on the Mergers and Acquisitions of Domestic Enterprises by Foreign Investors of China (as amended, the “M&A Rules”)

This regulation was initially issued by six governmental ministries and departments of China, including the Ministry of Commerce (the “MOC”) and the CSRC, on August 8, 2006, which provides that the transaction for the overseas listing of a special-purpose vehicle (“SPV”) shall be subject to approval of the CSRC. A “SPV” under the M&A Rules is defined as an overseas company that a domestic company or natural person directly or indirectly controls for the purpose of making its actual domestic company equities get listed abroad, and such term shall apply to a special-purpose company, which, for the purpose of getting listed abroad, its shareholders or the special-purpose company purchase (purchases) the equities of the shareholders of a domestic company or the share increase of a domestic company by paying with the equities of the special-purpose company it holds or by paying with the share-increase of the special-purpose company.

We are of the opinion that the Group Companies will not be required to obtain approval from CSRC under the M&A Rules, since the VIE Contracts are not subject to the M&A Rules because, (A) the WFOE was incorporated as a foreign-invested enterprise by means of foreign direct investments at the time of its incorporation rather than by merger with or acquisition of any PRC domestic companies as defined under the M&A Rules, and (B) there is no statutory provision that clearly classifies the contractual arrangement among WFOE, the related VIE and its shareholders as transactions regulated by the M&A Rules. However, there are substantial uncertainties regarding the interpretation and application of PRC laws and future PRC laws and regulations, and there can be no assurance that the China’s governmental authorities in the future will take a view that is not contrary to or otherwise different from our opinion stated above or make an expansive interpretation to the M&A Rules.

(2)	Securities Law of the People’s Republic of China (as amended on December 28, 2019, the “Securities Law”) and related rules

The Securities Law provides that the CSRC may establish cooperative mechanisms for supervision and administration with securities regulatory authorities of other countries or regions to implement cross-border supervision and administration. The securities regulatory authorities of other countries or regions shall not directly carry out investigation and evidence collection within the territory of the People’s Republic of China, and without the consent of the CSRC (and the relevant authorities under the State Council), no entity or individual shall provide documents or materials related to securities business activities to other countries or regions without authorization. The Securities Law also stipulates a fundamental rule that a domestic company seeking for directly or indirectly issuing securities or listing securities for trading in overseas markets shall comply with the relevant regulations of the State Council.

For purpose of implementing Chinese companies’ overseas issuance and listing of shares under the Securities Law, on February 17, 2023, the CSRC released the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies (the “Trial Measures”) and five supporting guidelines, which came into effect on March 31, 2023. The Trial Measures regulate the system, filing management and other related rules in respect of direct or indirect overseas issuance of securities by PRC enterprises and PRC enterprises with overseas parent entities and/or variable interest entity structures. Under the Trial Measures, PRC domestic companies are required to file their overseas offering and listing with the CSRC under certain conditions.

Based on our understanding of the Trial Measures, this offering is considered as an indirect offering. Therefore, the Group Companies are required to file with CSRC for this offering under the Trial Measures. However, as uncertainties still exist regarding the interpretation and implementation of the Trial Measures, our opinion stated above is subject to any new laws, rules, regulations, and/or detailed implementations and interpretations in any form related to the Trial Measures.

(3)	Related Law and Rules Regarding CAC (collectively, “CAC Rules”)

According to the Cyber Security Law effective as of June 1, 2017, the CAC is responsible for the overall planning and coordination of cyber security work and relevant supervision and management to the construction, operation, maintenance and use of the network within the territory of the PRC.

According to the Data Security Law effective as of September 1, 2021, the Cyber Security Law shall apply to the outbound security management of the important data collected or produced by “critical information infrastructure operators” (the “CIIO”) during their operation within the territory of PRC, and the measures for the outbound security management of the important data collected or produced by “others data processors” during their operation within the territory of the PRC shall be formulated by CAC in conjunction with the relevant departments under the State Council.

Floor 20th, Hanjia international Building, No.8 Dangui Street, Shangcheng District, Hangzhou, Zhejiang, China
Tel: +86-571-85862509

According to the Personal Information Protection Law effective as of November 1, 2021, a personal information processor that truly needs to provide personal information outside the territory of PRC for business sake or other reason shall meet one of the following requirements: 1) passing the security assessment organized by CAC, 2) obtaining personal information protection certification from the relevant specialized institution according to the provisions issued by the CAC, 3) concluding a contract stipulating both parties’ rights and obligations with the overseas recipient in accordance with the standard contract formulated by the CAC, and 4) meeting other conditions set forth by laws and administrative regulations and by the CAC.

According to the Cyber Security Review Measure (as amended on November 16, 2021 and effective as of February 15, 2022, adopted by CAC and other related governmental authorities and departments, including CSRC), the purchase of cyber products and services by “critical information infrastructure operators” and “network platform operators” which engage in data processing activities that affects or may affect national security shall be subject to the cybersecurity review by the CAC and the Cybersecurity Review Office, the department which is responsible for the implementation of cybersecurity review as designated by the CAC. The network platform operators with personal information data of more than one million users that seek listing in a foreign country are obliged to apply for a cybersecurity review by the CAC and the Cybersecurity Review Office, and the CAC together with other competent authorities will review and make an assessment if such applicant’s seeking for listing in an overseas market may cause risks to national security.

According to the Measures of Data Cross-Border Transfer Security Assessment (as amended on May 19, 2022 and effective as of September 1, 2022, adopted by CAC), if data processors providing data oversea meets one of the following conditions, the data cross-border security assessment shall report to national CAC through province level CAC: 1) data processors provide important data oversea, 2) personal information provided overseas by CIIOs or data processors handling personal information of more than 1 million people, 3) the cumulative amount of personal information provided overseas reached 100,000 people since January 1st of the last year; or the cumulative amount of sensitive personal information provided overseas reached 10,000 people since January 1st of the last year, and 4) other circumstances CAC defined that need report data cross-border transfer security assessment.

On November 14, 2021, the CAC published the Regulations on the Administration of Network Data Security (Draft for Comment) to open for public consultation, which stipulates that if a data processor proposes to be listed abroad or provide personal information outside the territory of PRC, it shall be subject to certain security assessment and filing requirements in CAC or competent authorities.

We are of the opinion that, i) the CAC Rules will not apply to the Company, since the Company is a foreign entity outside jurisdiction of PRC, in case there is no applicable international treatments, and according to our inquiry, the Company does not conduct any business in the territory of PRC directly, ii) the PRC Entities and all their businesses including real estate development, real estate sales, estate management, etc. will not be subject to CAC’s review or approval regarding data cyber security under current-effective CAC Rules since according to inquiry with the Group Companies, (A) all of collection and processing of any personal information or other data in the ordinary course of business are conducted by related PRC Entities within the territory of PRC, (B) none of the PRC Entities provides any personal information or operational data outside the territory of PRC, (C) such personal information or operational data handled by the PRC Entities will not be construed as important data threatening China’s national security, (D) the PRC Entities are not data processors handling personal information of more than 1 million people, and (E) none of the PRC Entities are CIIOs, which are subject to direct and more strict regulatory supervision under CAC Rules, and to our knowledge, there is no other current-effective regulations, enforceable process or procedures to implement such provisions to require a foreign entity listed overseas or any of its operating companies in PRC to obtain approval or permission from CAC.

However, neither the Cyber Security Review Measure, nor the Measures of Data Cross-Border Transfer Security Assessment, nor the CAC nor any other competent authorities provides any further detailed interpretation or explanation of applicable scope with respect to the companies’ “overseas listing” and such circumstances will “affect or may affect national security,” and we cannot assure that CAC or any other Chinese governmental authorities may have broad discretion in interpreting and enforcing these laws and regulations, including through the adoption of Regulations on the Administration of Network Data Security, which may require related PRC Entities being subject to CAC’s supervision and assessment with respect to cyber or data security review and make filings with CAC or other competent authorities.

Floor 20th, Hanjia international Building, No.8 Dangui Street, Shangcheng District, Hangzhou, Zhejiang, China
Tel: +86-571-85862509

C. Qualifications

(a)	We are only engaged by the Company to provide this Letter on the issues provided hereof, and our opinion shall not be interpreted in any extended way or be interpreted as a formal authoritative interpretation.

(b)	This Letter is rendered on the basis of PRC Laws that are publicly available and currently in force on the date hereof and there is no guarantee that any of such laws, or the interpretation or enforcement thereof, will not be changed, amended or revoked in the future with or without retrospective effect. In addition, we cannot guarantee whether relevant government departments will adopt detailed provisions or release any interpretations contrary to our analysis.

(c)	We are only qualified to practice the laws of PRC, therefore, we do not intend to provide any opinions or suggestions on any other non-legal subject matter (including without limitation the Company’s accounting, auditing, tax and asset evaluation), nor laws of any jurisdiction other than PRC.

(d)	Our opinion is subject to the effects of (a) judicial discretion with respect to the availability of specific performance, injunctive relief, indemnifications, remedies or defenses, the calculation of damages, the entitlement of attorneys’ fees and other costs, the waiver of immunity from jurisdiction of any court or from legal proceedings; and (b) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in the PRC which will have retroactive effect.

This Letter is furnished to the Company, and may be submitted to SEC or other regulatory agencies or used during communications between the Company and its agents. This Letter shall not be used for any other purpose without our consent. No other parties, whether institutions or individuals, may rely on or quote any part of this report. The Company or its affiliates shall make an independent judgment on the matters mentioned in this Letter in accordance with the principle of prudence, and shall not hold us liable solely based on our opinions, suggestions or conclusions. We shall not be liable in any way to any other third party for any part of this Letter.

[Signature pages to follow]

Floor 20th, Hanjia international Building, No.8 Dangui Street, Shangcheng District, Hangzhou, Zhejiang, China
Tel: +86-571-85862509

SIGNATORY

Yours faithfully,

/s/ Zhejiang Taihang Law Firm
Zhejiang Taihang Law Firm
浙江泰杭律师事务所

Floor 20th, Hanjia international Building, No.8 Dangui Street, Shangcheng District, Hangzhou, Zhejiang, China
Tel: +86-571-85862509

Schedule I

List of Company’s PRC Subsidiary

1.	Shaanxi HGS Management Consulting Co., Ltd.(陕西汉广厦管理咨询有限公司)

Schedule II

List of VIE

1.	Shaanxi Guangsha Investment and Development Group Co., Ltd.(陕西广厦投资发展集团有限公司)

Schedule III

List of VIE Contracts

1.	VIE agreements entered into by Shaanxi HGS, Guangsha and the Guangsha shareholders